EXHIBIT 99.2

Kforce Inc. Completes Hall Kinion Acquisition

And Affirms Q3 Guidance

TAMPA, FL – June 7, 2004 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced the closing of the acquisition of Hall Kinion (Nasdaq: HAKI) effective earlier today.

We are pleased to finalize the acquisition which comes at a time when, for the first time in a number of years, all of our operating units are experiencing positive sequential growth. We believe that the improving labor environment will further enhance our opportunity to leverage the highly talented field professionals from Hall Kinion/OnStaff who we are today welcoming to the Kforce family. The significant time that we have spent together has only served to re-enforce our belief that the associates at Hall Kinion/OnStaff will excel in the Kforce culture of Great People = Great Results. The Hall Kinion/OnStaff sales professionals have developed expertise and resources in products and geographies that are complementary to ours. Together, we believe this will result in a technology staffing capability that will more effectively differentiate our value proposition to clients and candidates,” said David L. Dunkel, Kforce’s Chairman and Chief Executive Officer. “We expect that Hall Kinion’s OnStaff® division will complement our finance and accounting staffing services offerings with little overlap. We believe the combination will provide a broader platform to leverage both OnStaff’s existing business and the expanded Kforce footprint to satisfy clients and candidates with an expanded portfolio of product offerings to achieve the right match.

Under the terms of the definitive merger agreement, Kforce will pay $4.00 per share in its common stock, an exchange ratio of .45, for each outstanding Hall Kinion share. The Kforce Closing Stock Price average to determine the number of shares that Hall Kinion will receive was $8.89. In total, Kforce will issue approximately 5.74 million shares for the purchase of Hall Kinion’s outstanding shares.

William L. Sanders, Chief Operating Officer, added, “The combined firm will operate from more than 80 offices with over 1,400 associates and approximately 9,000 consultants on assignment at over 3,000 clients. We expect the intensive integration planning and the close relationship already developed over recent months with the Hall Kinion and OnStaff teams will allow us to combine the sales and delivery functions and eliminate the corporate functions very quickly. The integration is on target to be substantially completed by June 30th and we believe there will be minimal impact on the positive growth trends being experienced by both organizations. In fact, a number of offices are already combining; payroll, billing and other processing for Hall Kinion and OnStaff is being migrated to Kforce this week; and compensation plans as well as organizational alignment are already set. We are very pleased with the pace and quality of the integration process to date.”

Added Derrell Hunter, Kforce’s Chief Financial Officer, “In addition to higher revenue levels, we believe the combined Firm will feature improved earnings momentum. Furthermore, we believe the expected economies of scale, process improvements and the elimination of Hall Kinion’s public company and other administrative costs will result in significant overall cost savings and improved cash flow. We reiterate our expectation that the acquisition will be accretive beginning in the third quarter of 2004, and today affirm our earlier guidance that, if current business trends were to continue, we believe the merged Firm revenue for the third quarter of 2004 may be in the range of $170 to $180 million and EPS may be 9 to 15 cents.”

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of information technology, finance & accounting, pharmaceutical, healthcare and scientific. Backed by more than 1,400 staffing specialists, Kforce operates in 45 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Information Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, any statement related to Kforce’s expected revenues or earnings or Kforce being well positioned for future profitability and growth and statements related to the integration of Kforce and Hall Kinion are forward-looking statements. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.